Exhibit 99.1

FOR IMMEDIATE RELEASE (Feb. 19, 2004, 6:30am EST)

Investor Relations	Press Contact
SigmaTel, Inc.	Nate Long, Marketing Communications Manager
512.381.3931	SigmaTel, Inc.
investor.relations@sigmatel.com	512.381.3913
www.sigmatel.com/investor.relations	nlong@sigmatel.com

SigmaTel, Inc. Prices Follow-On Public Offering

Austin, Texas – February 19, 2004 – SigmaTel, Inc., (NASDAQ: SGTL) announced today the follow-on public offering of 8,548,193 shares of its common stock priced at $25.01 per share. The offering consists of 8,298,193 secondary shares offered by existing stockholders and employees and 250,000 primary shares offered by the company. In addition, the selling stockholders have granted the underwriters an option to purchase up to an additional 1,282,229 shares to cover over-allotments, if any. The managing underwriters of the offering are Merrill Lynch & Co., as sole book-running manager, JPMorgan, as co-lead manager, CIBC World Markets, Needham & Company, Inc., and Thomas Weisel Partners.

A copy of the final prospectus relating to the offering may be obtained from the Merrill Lynch prospectus department at World Financial Center, North Tower, 250 Vesey Street, New York, NY 10281.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

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